Exhibit (a)(1)(E)

Offer to Purchase for Cash
by

HOLLYWOOD MEDIA CORP.

of
Up to 9,000,000 Shares of Its Common Stock
at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 15, 2011, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 18, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Hollywood Media Corp., a Florida corporation (the “Company”), to purchase for cash up to 9,000,000 shares of its common stock, $.01 par value per share, at a price, less any applicable withholding taxes and without interest, of $2.00 per share, on the terms and subject to the conditions of the Offer.  Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

All shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) and not properly withdrawn will be purchased by the Company at the purchase price of $2.00 per share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions.  The Company reserves the right, in its sole discretion, to purchase more than 9,000,000 shares in the Offer, subject to applicable law.  Shares not purchased because of proration provisions or conditional tenders will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer.  See Section 1 and Section 3 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 9,000,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 9,000,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered, the Company will buy shares first, on a pro rata basis from all shareholders who properly tender shares, subject to any conditional tenders, and second, if necessary to permit the Company to purchase 9,000,000 shares (or any such greater number of shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares are purchased in the Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the holders tendered all of their shares) by random lot, to the extent feasible.  See Section 1, Section 3 and Section 6 of the Offer to Purchase.

We are the owner of record of shares held for your account.  As such, we are the only ones who can tender your shares, and then only pursuant to your instructions.  We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.           You may tender your shares at a price of $2.00 per share, as indicated in the attached Instruction Form, less any applicable withholding taxes and without interest.

2.           You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.           The Offer is subject to certain conditions.  See Section 7 of the Offer to Purchase.

4.           The Offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless the Company extends the Offer.

5.           The Offer is for 9,000,000 shares, constituting approximately 28.9% of the total number of outstanding shares of the Company’s common stock as of January 11, 2011.

6.           Tendering shareholders who are registered shareholders or who tender their shares directly to American Stock Transfer & Trust Company, LLC will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7.           If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender.  The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot as set forth in the Offer to Purchase.  To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form.  If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested.  Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer.  Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the making of the Offer.  A special committee of the Company’s Board of Directors (comprised of two of the Company’s directors, Harry T. Hoffman and Robert D. Epstein, who have advised the Company that, as of January 18, 2011, they do not intend to tender shares in the Offer) determined the purchase price for the shares.  However, neither the Company nor the Company’s Board of Directors, any committee or member of the Company’s Board of Directors, the Information Agent or the Depositary makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares.  Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender.  In so doing, shareholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.  See Section 2 and Section 11 of the Offer to Purchase.  Shareholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
HOLLYWOOD MEDIA CORP.
of
Up to 9,000,000 Shares of its Common Stock
at a Purchase Price of $2.00 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 18, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Hollywood Media Corp., a Florida corporation (the “Company”), to purchase for cash up to 9,000,000 shares of its common stock, $.01 par value per share, at a price of $2.00 per share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer.  Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned: ______ shares*
* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CONDITIONAL TENDER
(See Instruction 12 of the Letter of Transmittal)

A tendering shareholder may condition his or her tender of shares upon the Company purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase.  Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased.  It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section.  Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐          The minimum number of shares that must be purchased from me, if any are purchased from me, is: ______ shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary.  However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked this box:

☐           The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

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